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                                                                    EXHIBIT 21.1
                                                  SUBSIDIARIES OF THE REGISTRANT


The following entities are wholly-owned subsidiaries of Commonwealth Energy
Corporation:

14.      electricAmerica, Inc., a Delaware corporation formed November 10, 1999.

15.      UtiliHost, Inc., a Delaware corporation formed  January 22, 2000.

16.      electric.com, Inc., a Delaware corporation formed January 12, 2000.